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                                  EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 11, 2005, except for the matters described in Note 1 under the heading - "Basic Loss Per Share" (Restated), as to which the date is October 31, 2005, to this Registration Statement on Form SB-2 and related prospectus of ERF Wireless, Inc. for the registration of shares of its common stock.



/s/ Lopez, Blevins, Bork and Associates, LLP
Houston, Texas
January 11, 2006